Exhibit 5.1

LOGO	FOLEY & LARDNER LLP ATTORNEYS AT LAW
THE GREENLEAF BUILDING 200 LAURA STREET JACKSONVILLE, FLORIDA 32202-3510 P. O. BOX 240 JACKSONVILLE, FLORIDA 32201-0240 904.359.2000 TEL 904.359.8700 FAX www.foleylardner.com

March 1, 2004	CLIENT/MATTER NUMBER 035897/0111

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We are acting as counsel to Fidelity National Financial, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 filed with the Securities and Exchange Commission relating to the sale by selling shareholders named therein of shares of common stock of the Company, par value $0.0001 per share, to be issued by the Company as consideration for the acquisition of Aurum Technology, Inc. pursuant to an Agreement and Plan of Merger dated February 6, 2004 (the “Agreement and Plan of Merger”).

     In connection with the sale of such securities, we have examined and are familiar with: (a) the Restated Certificate of Incorporation and Bylaws of the Company, both as amended to date (b) the proceedings of and actions taken by the Board of Directors of the Company in connection with the issuance of the Shares and (c) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

     Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the Agreement and Plan of Merger, will be legally issued, fully paid and non-assessable.

     The foregoing opinion is limited to the laws of the state of Delaware. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

     We hereby consent to the inclusion of this opinion as Exhibit 5.1 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the related Prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely, FOLEY & LARDNER
By:	/s/ Linda Y. Kelso
Linda Y. Kelso